EXHIBIT 10.05

Mr. Peter Tan

President, Flextronics Asia

Award Agreement for Peter Tan Deferred Compensation Plan

Dear Peter:

I am pleased to confirm that Flextronics International Asia-Pacific Ltd. (the “Company”) has agreed to provide you with a deferred long term incentive bonus in return for services to be performed in the future as an employee of the Company (the “Incentive Bonus”). The amount of your Incentive Bonus will be US $3,200,000.

The Incentive Bonus will not be paid currently to you. Instead, as of the date of this agreement, an amount equal to the Incentive Bonus (net of applicable withholding taxes, if any) will be credited to an account with Merrill Lynch or another mutually acceptable brokerage firm at a location chosen by the Company (the “Bonus Account”). The Bonus Account will be held in the name of the Company. However, an investment manager selected by you and acceptable to the Company will direct the investment of the amount held in the Bonus Account. Pending selection of an investment manager and directions as to investments of the Bonus Account, the entire Bonus Account will be invested in a money market fund selected by the brokerage firm with whom the account is maintained and approved by Flextronics.

Until April 1, 2009, the Bonus Account must be invested in one or more investment funds agreeable to you and the Company (the “Funds”). Beginning on April 1, 2009, the investment manager may cause the Bonus Account to invest in one or more securities that are traded on an established securities exchange and are reasonably acceptable to the Company, provided, however, that no investment in securities issued by Flextronics International Ltd. or its affiliates will be permitted. The investment manager will not be entitled to cause the Bonus Account to incur indebtedness or to enter into short sales or similar derivative type transactions.

As soon as practical following termination of your employment with the Company and its affiliates (other than as a result of your death or disability) at any time on or after April 1, 2008, and before April 1, 2009, the Company will pay you an amount equal to 50% of the account balance of the Bonus Account on the date of payment (net of applicable withholding taxes, if any). As soon as practical following termination of your employment with the Company and its affiliates at any time on or after April 1, 2009, the Company will pay you an amount equal to the entire account balance of the Bonus Account on the date of payment (net of applicable withholding taxes, if any). However, if your employment with the Company and its affiliate is terminated for any reason (other than death or disability) before April 1, 2008, you will not be entitled to receive any portion of the Incentive Bonus.

Should your employment with the Company and its affiliates be terminated as a result of death or disability, the Company will pay you (or your designated beneficiary) as soon as practical following the termination of employment an amount equal to the entire balance of the Bonus Account at such time. For purposes of this agreement, you will be considered disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or, if later, until April 1, 2009, or if, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or, if later, until April 1, 2009, you are receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering other employees of your employer.

At the discretion of the Company, any payment to you of the balance in the Bonus Account may be made in cash and/or in securities held in the Bonus Account, valued at their fair market value at the closing of the payment date. At any relevant payout date, the balance of the Bonus Account shall be the sum of any cash amount in the account and the fair market value of the securities held in the account, net of any accrued but unpaid account expenses. For these purposes, the fair market value of any security shall be, on a given date of valuation, (i) with respect to any mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation and (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal.

Expenses associated with the Bonus Account and any investments in the Bonus Account, including management fees and transaction costs, will be charged to the Bonus Account. Earnings on the Bonus Account will be reinvested in the Bonus Account, and the Company will not transfer or distribute any portion of the Bonus Account to any person while you are still employed with the Company. However, at any time after the termination of your employment with the Company, the Company may transfer or receive all or any portion of the Bonus Account balance.

No part of the balance of the Bonus Account will belong to you, and you will have no ownership or beneficial interest in the Bonus Account. Instead, the Bonus Account will be maintained solely in order to establish the amount that will be payable to you following the time of the termination of your employment with the Company and its affiliates in accordance with the terms of this agreement. Your right to receive an amount equal to the balance in the Bonus Account following termination of employment in accordance with the terms of this Agreement will represent an unfunded obligation of the Company, and accordingly will be subject to the claims of the Company’s creditors.

As owner of the Bonus Account, the Company will bear all income taxes, excluding withholding taxes on investment income, on earnings in the Bonus Account. Withholding taxes on investment income shall be born by the Bonus Account. In addition, you will be solely responsible for all taxes, penalties and interest imposed upon you by any taxing authority with respect to the Incentive Bonus when such bonus is paid to you in accordance with the terms of this Agreement or if any taxing authority determines the Incentive Bonus is taxable to you prior to such termination.

Your interest in the Incentive Bonus may not be sold, transferred, assigned or pledged in any manner to any person, other than by will or the laws of descent and distribution. Any attempt to sell, transfer, assign or pledge your interest in the Incentive Bonus will be void.

The Incentive Bonus will be in addition to any rights that you have under any other agreement with the Company. Any Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.

The Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss you at any time or for any reason. The Company may withhold from any payment of the Incentive Bonus as may be required pursuant to applicable law.

Any disputes concerning or related to the Incentive Bonus will be resolved pursuant to final and binding arbitration in Singapore, before an experienced employment arbitrator selected in accordance with the Arbitration Rules of the Singapore International Arbitration Centre, applying Singapore law (other than Singapore principles of conflicts of law). Arbitration in this manner shall be the exclusive remedy for any such dispute. Each party will pay the fees of their respective attorneys and the expenses of their witnesses and any other expenses connected with the arbitration and will share equally all other costs of the arbitration, provided that, if you prevail in a dispute, the Company will bear your reasonable attorneys fees and related expenses for the dispute. The arbitrator’s decision or award will be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.

By signing below, you represent that you have read and understand this agreement and have had adequate opportunity to ask any questions about the Incentive Bonus. You further agree to waive and release the Company, its agents and attorneys from any claims and liabilities in connection with the design and implementation of the Incentive Bonus, selection of the investment manager, selection of the Funds by the Company, investment decisions with respect to the Bonus Account, and personal tax consequences with respect to the Incentive Bonus. You understand that the Company cannot warrant any tax effect of the Incentive Bonus. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice concerning the Incentive Bonus from your own tax adviser.

If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of Singapore without regard to conflict of law rules.

By executing this agreement, you hereby name the following persons as beneficiaries of your benefits described in this agreement if you should die before receiving such benefits.

Primary Beneficiary:
________________________________________
________________________________________
________________________________________

Contingent Beneficiary: (Payable if the Primary Beneficiary does not survive you or disclaims all or part of the benefits hereunder)

________________________________________
________________________________________
________________________________________

Sincerely,

FLEXTRONICS INTERNATIONAL ASIA-PACIFIC LTD.

By:	/s/ Manny Marimuthu
Manny Marimuthu
Director

Accepted and agreed.
/s/ Peter Tan Peter Tan